Exhibit 10
May 2, 2008
Mr. Ross J. Centanni
2910 Curved Creek Road
Quincy, IL 62301
Dear Ross:
As discussed today, your active employment with the Company and active service to the Board of Directors will terminate, effective today. However, you will continue to serve in the honorary role of Chairman Emeritus of the Board of Directors through January 2, 2009, your formal retirement date from the Company and the Board of Directors. Your service to the Company in this role will be determined in the discretion of the Board of Directors.
Because of your service to the Company, we will offer you the following additional payments and benefits if you agree to the terms of this Agreement.
1.	As consideration for your service as Chairman Emeritus and for providing up to 20 hours per week of managerial and advisory service, at the request and in the discretion of the Board of Directors and/or the President and CEO, you will receive the following payments:
▪	You will continue to receive your monthly salary of Sixty Seven Thousand Five Hundred Dollars ($67,500), paid on a semi-monthly basis through January 2, 2009. These payments will be reduced for applicable taxes and withholdings.

▪	For the period January 2, 2009 through June 30, 2009, you will receive Fifty Thousand Dollars ($50,000) per month (6 payments).

Our obligation to continue to make these payments will cease in the unlikely event of your death.
2.	Through January 2, 2009, the Company will afford you reasonable access to secretarial services to assist you in your role as Chairman Emeritus and your transition to retirement.

3.	You will remain eligible to receive the 2008 Executive Annual Bonus Plan and the 2006 Long Term Bonus Opportunity payments to be paid in February 2009 if, and to the extent, the conditions for these bonus payments are met (except your continuing employment by the Company).

4.	You will be eligible to receive a pro-rata share (based on service through January 2, 2009) of the 2007 and 2008 Long Term Bonus Opportunity payments to be made in February 2010 and 2011, respectively, if, and to the extent, the conditions for these bonus payments are met (except your continuing employment by the Company).

Ross J. Centanni
May 2, 2008

5.	No later than December 31, 2008, you will receive a one-time bonus of Five Hundred Thousand Dollars ($500,000) for your assistance in the transition to the new President and CEO.

6.	Your group insurance coverage, including life, medical, and dental, will continue through January 2, 2009, unless you sooner receive alternate coverage with another employer, even if this alternate coverage is less comprehensive.

7.	Effective January 2, 2009, you will be eligible to receive the Retiree Medical Plan described in Exhibit A attached hereto.

8.	Through January 2, 2009, you will continue to remain eligible for the benefit plans normally offered to Gardner Denver executives, including the Gardner Denver executive tax return service with respect to the preparation of your 2008 tax return. You would also be eligible for such benefits that would normally be offered or continue upon your retirement, including the Company’s continuing payment of your premiums under the Long-Term Care Insurance Program and the Executive Retirement Planning Program described in Exhibit B attached hereto.

9.	Through January 2, 2009, you may also continue to contribute to the Retirement Savings Plan and the Excess Savings Plan. Company contributions will also continue during this time. Following January 2, 2009, you have a choice of whether to withdraw or to leave your account in the Retirement Savings Plan. If you choose to leave your account in the Retirement Savings Plan, you may choose to withdraw it at a later date, but not later than April 1 following your attainment of age 70 1/2. Your Excess Savings Plan account will be paid to you pursuant to the terms of such Plan.

10.	Through January 2, 2009, you will also have the right to exercise vested options and to earn additional vesting time towards unvested restricted stock shares or units. Upon your retirement, you will have the rights regarding the vesting and exercise of options and restricted stock shares or units prescribed under the respective terms of the applicable plans and grant agreements.

11.	Subject to and in accordance with the applicable terms of the Gardner Denver Pension Plan, you will be eligible to receive your vested Pension Plan benefits at the time of your retirement in accordance with the Plan.

12.	All terms and conditions of this Agreement shall be construed to be in accordance with the non-qualified deferred compensation requirements of Section 409A of the Internal Revenue Code.
For the six (6) month period following January 2, 2009, you will remain subject to the requirements of Section 16 of the Securities Exchange Act of 1934 with respect to certain transactions in Gardner Denver stock. In addition, you will still be required to refrain from

Ross J. Centanni
May 2, 2008

making open market purchases or sales of Gardner Denver’s stock while you are in possession of material non-public information about the Company.
Accordingly, you will be required to obtain pre-clearance from the Gardner Denver Corporate Secretary’s office prior to engaging in purchases or sales of Gardner Denver stock during your salary continuation period. Your failure to abide by this requirement will result in the immediate forfeiture of your remaining stock options.
During your employment with Gardner Denver, you had access to much of the Company’s confidential information including: product margins, product strengths and weaknesses, Company policies, objectives, strategies, long range plans, plans for market product development, financial information, payroll information, personnel information and other similar information. As a result, and in consideration of the salary and other benefits to be provided by Gardner Denver pursuant to this Agreement, you will not disclose any of the information gained in your position with Gardner Denver to the advantage of a competitor of Gardner Denver or to the disadvantage of Gardner Denver. You will also continue to abide by all confidentiality and non-compete restrictions pursuant to other agreements which you have executed with the Company prior to the date of this Agreement. You further agree that you will not make any disparaging or other negative comments about the Company or its officers, agents and representatives. We are also in agreement that you will not take with you any documents or copies of documents, or use in any way in direct or indirect employment, any confidential and proprietary information that you gained during your service with Gardner Denver, Inc.
To receive the benefits and payments described in this Agreement, you must agree to the attached Waiver and Release, which is incorporated by reference and should be considered part of this letter.
If you are in agreement and if the foregoing clearly and fully reflects our understanding, please so indicate by signing and returning to me a copy of this Agreement and a signed copy of the attached Waiver and Release. By signing this Agreement, you acknowledge that you have read it, understand its terms and that you are voluntarily accepting it in lieu of any other separation benefits that the Company may offer, including, without limitation, the Company’s Separation Allowance Plan.
Sincerely,
/s/ Richard L. Thompson
Richard L. Thompson
Chairperson, Management Development and Compensation Committee of
the Gardner Denver, Inc. Board of Directors

Ross J. Centanni
May 2, 2008

Agreed to and accepted:
/s/ Ross J. Centanni
Ross J. Centanni
Date of Acceptance: 5/2/08
Attachments

Exhibit A—Retiree Medical Program
•	Mr. and Mrs. Centanni would be covered by the standard Gardner Denver Retiree Medical Plan with a supplementary Exec-U-Care wrap around plan. Coverage would be in effect prior to age 65 and post 65. The Exec-U-Care wraparound plan will cover the deductible and co-pays not covered under the Gardner Denver Retiree Insurance Plan. Pre-existing condition provisions are not present in either plan. Therefore, there would be no underwriting requirements associated with this proposed alternative program.

•	Gardner Denver will provide Mr. Centanni with additional nonqualified deferred compensation annually in an amount equal to the premium payments due under the program. Mr. Centanni can then use the nonqualified deferred compensation to pay the premiums due under the program.

•	In accordance with the new final regulations under Code Section 409A, this type of nonqualified deferred compensation arrangement must be set forth in a written document which details certain terms and provisions.

Exhibit B
GARDNER DENVER
EXECUTIVE RETIREMENT PLANNING PROGRAM
RUBIN BROWN — RETIREMENT PLANNING SERVICES
•	Within 12 months of retirement
•	Data Collection
•	Familiarization of company plans specifically applicable to retiree
•	Determination of most tax efficient manner to draw down both qualified and non-qualified company and non-company plans
•	Determine adequacy of retirement cash flow including recommendations for maximizing same
•	Assistance with determining proper elections with respect to any company benefit plan at retirement
•	Stock option planning
•	Fees $8,500 — $15,000 based on today’s billing rates

WAIVER AND RELEASE
     In consideration of the Company’s agreement to provide me the payments and benefits in accordance with Richard L. Thompson’s letter dated May 2, 2008 (also signed by me) (the “Agreement”), I hereby waive and release Gardner Denver, Inc. and its predecessors, subsidiaries, related entities, officers, directors, shareholders, parent entities, agents, attorneys, employees, successors, or assigns (referred to collectively as “the Company”) from all claims or demands I have, may have, or may have had based on or in any way related to my employment with the Company, the termination of that employment, or based on any previous act or omission by or on behalf of the Company. I further waive any right I may have with respect to the claims or demands from which the Company is hereby released.
     1. Scope of Release. This waiver and release includes any rights or claims I may have under, but not limited to, the Age Discrimination in Employment Act, which prohibits age discrimination in employment; Title VII of the Civil Rights Acts of 1964, as amended, which prohibits discrimination in employment based on race, color, national origin, religion or sex (including claims of sexual harassment); 42 U.S.C. §1981, which prohibits race discrimination; the Equal Pay Act, which prohibits paying men and women unequal pay for equal work; the Rehabilitation Act of 1973 and the Americans with Disabilities Act, which prohibit discrimination on the basis of handicap or disability; the Employee Retirement Income Security Act; all state fair employment practice laws, employee leave laws, the Illinois Constitution; 770 Ill. Comp. Stat. §§ 5/1-101 et seq. (the Illinois Human Rights Act); 410 Ill. Comp. Stat. §§ 305/1 et seq. (the Illinois AIDS Confidentiality Act); 410 Ill. Comp. Stat. §§ 513/1 et seq. (the Illinois Genetic Information Privacy Act); 820 Ill. Comp. Stat. §§ 110/1 et seq. (the Illinois Equal Wage Act); 820 Ill. Comp. Stat. §§ 147/1 et seq. (the School Visitation Rights Act); 725 Ill. Comp. Stat. § 125/8 (adverse action taken because of jury/witness duty); 705 Ill. Comp. Stat. § 305/4.1 (adverse action for jury duty); 10 Ill. Comp. Stat. § 5/17-15 (voting leave); 20 Ill. Comp. Stat. § 415/19c.1 (whistleblower protection); 775 Ill. Comp. Stat. § 5/2-103 (use of expunged, sealed, or impounded arrest record for employment consideration); 225 Ill. Comp. Stat. §§ 430/1 et seq. (polygraph examination); 820 Ill. Comp. Stat. § 305/4(h) (discrimination based on seeking workers’ compensation benefits); 820 Ill. Comp. Stat. §§ 45/0.01 et seq. (retaliation claim under the Illinois Health Insurance Claim Filing Act); 765 Ill. Comp. Stat. §§ 1060/1 et seq. (the Illinois Employee Patent Act); 410 Ill. Comp. Stat. §§ 80/1 et seq. (the Illinois Clean Indoor Air Act); 30 Ill. Comp. Stat. §§ 580/1 et seq. (the Drug-Free Workplace Act); Title 56 of the Ill. Admin. Code. Sec. 2920.40 (plant closings); 820 Ill. Comp. Stat. § 55/5 (discrimination for use of lawful products); 820 Ill. Comp. Stat. § 55/1 et seq. (the Illinois Right to Privacy in the Workplace Act); 720 Ill. Comp. Stat. § 5/14-3(i) (employee surveillance); 820 Ill. Comp. Stat. §§ 40/0.01 et seq. (the Illinois Personnel Record Disclosure Review Act); 820 Ill. Comp. Stat. §§ 105/1 et seq. (the Illinois Minimum Wage Laws); 820 Ill. Comp. Stat. §§ 115/1 et seq. (the Illinois Wage Payment and Collection Act); 820 Ill. Comp. Stat. §§ 310/1 et seq. (the Illinois Workers’ Occupational Disease Act); and 20 Ill. Comp. Stat. § 1805/100 (discrimination against members of the armed forces); and any other foreign, federal, state or local law or regulation prohibiting employment discrimination or retaliation. This Waiver and Release also includes any claims for wrongful discharge, whether based on claimed violations of statutes, regulations or public policy, United States or foreign law; or based on claims in contract or tort. This waiver and release also includes any claims that I suffered any harm by or through the actions or omissions of the Company, including, but not limited to, claims for defamation or emotional

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distress. This Waiver and Release does not cover any vested employee benefits to which I am already entitled or to benefits in the Agreement.
     This Waiver and Release covers all claims or demands based on any facts or events, whether known or unknown by me, that occurred on or before the effective date of this release. I fully understand that if any of the facts or circumstances on which I premise my execution of this Waiver and Release be found, suspected or claimed hereafter to be different from the facts and circumstances now believed by me to be true, I nonetheless expressly accept and assume the risk of such possible differences in fact or circumstance and agree that this Waiver and Release shall be and remain effective notwithstanding any such difference in any such fact or circumstance. I acknowledge that I have no pending Workers’ Compensation claim and that this release is not related in any way to any claim for Workers’ Compensation benefits. I further acknowledge I know of no basis for such a claim. The Company acknowledges that I have not released any rights or claims that I may have under the Age Discrimination in Employment Act (“ADEA”) that arise after the date this Waiver and Release is executed.
     2. Covenant Not to Sue. I promise never to file a lawsuit, complaint or other claim asserting any claim or demand that is within the scope of the Waiver and Release. This Waiver and Release may and shall be pled as a full and complete defense to, and may be used as a basis for an injunction against, any action, suit or other proceeding that may be instituted, prosecuted or maintained in breach hereof. If I file a lawsuit, complaint or other action asserting any claim or demand that is within the scope of the Waiver and Release, other than a charge of discrimination or a lawsuit alleging a violation of the ADEA, the Company, whether or not my claim is otherwise valid, shall be entitled to cancel any and all of its future obligations of the Agreement, and recoup 75% of the value of the monetary payments and benefits set out in Agreement, if not prohibited by law, together with it costs and reasonable attorneys’ fees incurred in the enforcement of this Waiver and Release. Nothing herein restricts me from challenging the validity of the waiver contained in this Waiver and Release as it pertains to a claim under the federal ADEA or from filing a charge of discrimination with the Equal Employment Opportunity Commission. However, I waive any right to damages from such charge.
     3. Period for Review. I acknowledge receipt of the original version of the Agreement and this Waiver and Release, and that I have been given 21 days to review and consider this Waiver and Release before signing it.
     4. Encouragement to Consult With an Attorney. I acknowledge that I have been encouraged to consult with an attorney, at my own expense, before signing this Waiver and Release.
     5. Right to Revoke. The Agreement and this Waiver and Release will not be effective for a period of seven (7) days following the execution of this agreement by me, during which time I may revoke this agreement, including the release and waiver of claims and covenant not to sue. This agreement will become effective and enforceable when the revocation period has expired. Revocation is effective by delivering a written notice of revocation to the Company during the seven (7) day revocation period. If I revoke the Agreement and/or this

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Waiver and Release, this Waiver and Release shall not be effective or enforceable and I will not receive the payments and benefits described in the Agreement to which I am not otherwise entitled under the law. Revocation will have no effect on my termination of employment.
     6. Choice of Law and Agreement to Arbitrate. This Agreement is subject to and shall be construed under the laws of the State of Illinois. If any dispute arises regarding or related to this Agreement, the dispute will be referred to a single arbiter agreed upon by us. If we cannot agree upon a single arbiter, an arbiter or arbiters will be selected following the rules of the American Arbitration Association. The dispute will be resolved by arbitration following the Employment Arbitration Rules and Mediation Procedures of the American Arbitration Association, and judgment upon the award rendered by the arbiter may be entered in any court having jurisdiction of the dispute. The site of the arbitration shall be Quincy, Illinois, unless the parties mutually agree on a different location. Provided, however, that Gardner Denver may seek injunctive and/or equitable relief in any court of competent jurisdiction to enforce my obligations under this Agreement.
     7. Entire Agreement/Severability. The Agreement and this Waiver and Release contain all of the promises and covenants exchanged by the parties, and would not have been agreed upon but for the inclusion of such and every one of their conditions. The terms and conditions hereof constitute the entire agreement between the Company and me and supersede all previous and contemporaneous statements, communications, representations or agreements, either written or oral, by or between the Company and me with respect to the subject matter hereof, and no contemporaneous or subsequent agreement or understanding modifying, varying or expanding this agreement shall be binding upon either party unless in writing and signed by a duly authorized representative of that party. The waiver and release of claims and covenant not to sue is an essential and material part of both Agreements. If this Waiver and Release materially fails or is found unenforceable by a court of competent jurisdiction, the remaining portions hereof shall be deemed void, and if I bring a claim, other than a charge of discrimination with the Equal Employment Opportunity Commission or a suit pursuant to the ADEA, I agree to return the payments set forth in the Agreement.
I KNOWINGLY AND VOLUNTARILY CHOOSE TO ACCEPT THE TERMS OF THIS AGREEMENT IN CONNECTION WITH THE TERMINATION OF MY EMPLOYMENT.

5/3/08 DATE	/s/ Ross J. Centanni EMPLOYEE

/s/ Joan M. Leindecker

Witness to Signature of Employee

/s/ Tracy D. Paglilara
ON BEHALF OF EMPLOYER

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